Exhibit 4.31

ENSafrica

1 Richefond Circle Ridgeside Office Park Umhlanga 4320

P O Box 3052 Durban South Africa 4000

docex 161 Durban

tel +2731 536 8600

court/service address: Suite 2302 23rd floor Durban Bay

House 333 Anton Lembede/Smith Street Durban 4001

info@ENSafrica.com ENSafrica.com

SHARE PURCHASE AGREEMENT

entered into between

SANKATY EUROPEAN INVESTMENTS III S.Á.R.L.

GRINDROD SHIPPING PTE. LTD.

and

IVS BULK PTE. LTD.

law | tax | forensics | IP	Edward Nathan Sonnenbergs Incorporated	registration number 2006/018200/21

TABLE OF CONTENTS

Clause number and description	Page

1.	PARTIES	3

2.	INTERPRETATION AND PRELIMINARY	3

3.	INTRODUCTION	9

4.	FUNDRAISING	10

5.	FIRST CLOSING MEETING	11

6.	SECOND CLOSING MEETING	12

7.	PAYMENTS	13

8.	RISK AND BENEFIT	13

9.	SALE SHARES WARRANTIES	14

10.	INDEMNITIES	14

11.	RECIPROCAL WARRANTIES	14

12.	NOTICES	15

13.	ANNOUNCEMENTS AND FILINGS BY GSH	16

14.	ASSIGNMENT	17

15.	GOVERNING LAW	17

16.	WHOLE AGREEMENT, NO AMENDMENT	17

17.	SEVERABILITY	18

18.	COSTS	18

19.	EXECUTION IN COUNTERPARTS	18

20.	SIGNATURE	18

Annexure A WARRANTIES		21

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1.	PARTIES

1.1.	Sankaty European Investments III S.Á.R.L., a private limited liability company incorporated in Luxembourg with its registered office at 4 Rue Lou Hemmer, L-1748, Findel, Luxembourg (“Sankaty”);

1.2.	Grindrod Shipping Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (“GSPL”); and

1.3.	IVS Bulk Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (“IVS Bulk”).

2.	INTERPRETATION AND PRELIMINARY

The headings in this Agreement are for the purpose of convenience and reference only and shall neither be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any of its clauses. Unless a contrary intention clearly appears:

2.1.	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

2.1.1.	“Agreement” means this written share purchase agreement;

2.1.2.	“A Shares” means the issued ordinary shares, designated as “A” class shares, in IVS Bulk;

2.1.3.	“B Shares” means the issued ordinary shares, designated as “B” class shares, in IVS Bulk;

2.1.4.	“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for business in Luxembourg and Singapore;

2.1.5.	“CACIB Singapore” means Crédit Agricole Corporate and Investment Bank, Singapore Branch, acting in such capacity through its office at 168 Robinson Road, #23-00 Capital Tower, Singapore;

2.1.6.	“Companies Act” means the Companies Act, Cap. 50;

2.1.7.	"Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, pre-emptive right, encroachment, reservation, order, decree, judgment, condition, restriction (including any restriction on voting, use, or transfer), charge, contract, claim, or equity of any kind;

2.1.8.	“First Closing” means the completion of the transaction steps set out in clause 5.2;

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2.1.9.	“First Closing Date” means the 3rd (third) Business Day following the day on which GSPL issues the GSPL Confirmation;

2.1.10.	“First Closing Meeting” has the meaning given to it in clause 5.1;

2.1.11.	“GSH” means Grindrod Shipping Holdings Ltd. (the holding company of GSPL), a company incorporated in Singapore with its registered office at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763;

2.1.12.	“GSPL Account” means the following bank account operated by GSPL:

Beneficiary Bank:	Credit Agricole Corporate and Investment Bank
Bank SWIFT Code:	BSUIFRPPXXX
Beneficiary Name:	GSPL (Island View Shipping)
Account No.:	00242970062
IBAN code:	FR7631489000100024297006247
Correspondent Bank:	JP Morgan Chase NY
SWIFT Code:	CHASUS33

2.1.13.	“GSPL Confirmation” has the meaning given to it in clause 4.2;

2.1.14.	“Interest Rate” means LIBOR plus 3% (three percent);

2.1.15.	“IVS Bulk Confirmation” has the meaning given to it in clause 4.1.2;

2.1.16.	“IVS Bulk Delivery Documents” means:

2.1.16.1.	a certified copy of the written resolutions passed at a meeting of the directors of IVS Bulk, in terms of which they approved in accordance with the process set out in clause 6.3:

2.1.16.1.1.	the registration of the transfer of the Sale Shares to GSPL, subject to them being duly stamped;

2.1.16.1.2.	the issue of share certificates in the name of GSPL in respect of the Sale Shares and the affixation of the common seal of IVS Bulk (in accordance with the constitution of IVS Bulk) onto the share certificates; and

2.1.16.1.3.	the updating of the electronic register of members of IVS Bulk maintained by the Accounting and Corporate Regulatory Authority of Singapore to reflect the transfer of the Sale Shares to GSPL; and

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2.1.16.2.	a form E4A and a working sheet for the transfer of shares duly prepared and signed by a director of IVS Bulk, in the form prescribed by the Inland Revenue Authority of Singapore, together with all requisite documents as may be required by the Inland Revenue Authority of Singapore for stamp duty purposes including IVS Bulk’s latest audited accounts or management accounts, so as to allow for the sale and transfer of the Sale Shares as contemplated in this Agreement;

2.1.17.	“IVS Bulk Redemption and Dividend Documents” means:

2.1.17.1.	a written resolution of the directors of IVS Bulk, authorising the Pref Redemption, signed by all of the directors of IVS Bulk;

2.1.17.2.	a director’s solvency statement pursuant to section 7A of the Companies Act, signed by each of the directors of IVS Bulk;

2.1.17.3.	a notice of redemption addressed to GSPL and Sankaty (as collectively the holders of all the Prefs), regarding the Pref Redemption and signed by any one director of IVS Bulk; and

2.1.17.4.	a written resolution of the directors of IVS Bulk to declare and pay the Ordinary Dividend;

2.1.18.	“LIBOR” means the 3 (three) month London Interbank Offered Rate for United States Dollars, as publically quoted from time-to-time by ICE Benchmark Limited (or any successor thereto);

2.1.19.	“Loan Facility” means the term loan facility in place as at the Signature Date with CACIB Singapore, in terms of which IVS Bulk and GSH are joint borrowers;

2.1.20.	“Longstop Date” means 30 September 2021, provided that GSPL may request a single extension to such date and Sankaty shall not unreasonably withhold its consent thereto, provided further that such consent shall be considered to be reasonably withheld if the requested extension is for a period of longer than 15 (fifteen) Business Days;

2.1.21.	“Losses” means all losses, damages, liabilities, claims, interest, costs and expenses including fines, penalties, legal and other professional fees and expenses;

2.1.22.	“Ordinary Dividend” has the meaning given to it in clause 4.1.2.2;

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2.1.23.	“Parties” means the parties to this Agreement, and “Party” means any one of them;

2.1.24.	“Pref Redemption” means the contemplated redemption by IVS Bulk of all of the Prefs;

2.1.25.	“Prefs” means the issued preference shares in IVS Bulk;

2.1.26.	“Reciprocal Warranties” means the warranties provided by each of the Parties in terms of clause 2.1.26;

2.1.27.	“Sale Consideration” means an amount equal to:

2.1.27.1.	US$46 306 000 (forty six million three hundred and six thousand United States Dollars) (“Base Sale Consideration”); plus

2.1.27.2.	interest on such Base Sale Consideration accruing at the Interest Rate from June 24, 2021 until the date upon which the Sale Consideration is paid by GSPL to Sankaty in accordance with the provisions of this Agreement (both dates inclusive); less

2.1.27.3.	the aggregate amount received by Sankaty in terms of the Pref Redemption and the Ordinary Dividend;

2.1.28.	“Sale Shares” means the 59 642 500 (fifty nine million six hundred and forty two thousand five hundred) A Shares of which Sankaty is, and shall be, the registered and beneficial holder as at the Signature Date and the Second Closing Date;

2.1.29.	“Sankaty Account” means the following bank account operated by Sankaty:

Beneficiary Bank:	ING, Luxembourg
Bank SWIFT Code:	CELLLULL
Beneficiary Name:	Sankaty European Investments III S.à.r.l.
IBAN code:	LU08 0141 1492 7300 3010

2.1.30.	“Sankaty Delivery Documents” means:

2.1.30.1.	a share transfer form in respect of the Sale Shares duly completed by Sankaty and dated as at the Second Closing Date, with GSPL recorded as the transferee;

2.1.30.2.	original share certificate/s issued in the name of Sankaty in respect of the Sale Shares;
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2.1.30.3.	written resignations of each of the directors of IVS Bulk and each subsidiary of IVS Bulk as were nominated for appointment as such by Sankaty, with effect from the Second Closing Date and including acknowledgements by each of such directors in each such written resignation that their resignations are unconditional and that they have no actual or contingent claims against IVS Bulk or subsidiary of IVS Bulk;

2.1.31.	“Second Closing” means the completion of the transaction steps set out in clause 6.3;

2.1.32.	“Second Closing Date” means the 3rd (third) Business Day following the First Closing Date;

2.1.33.	“Second Closing Meeting” has the meaning given to it in clause 6.1;

2.1.34.	“Shareholders’ Agreement” means the shareholders’ agreement in force as at the Signature Date in respect of IVS Bulk, between Sankaty, GSPL and IVS Bulk;

2.1.35.	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.1.36.	“Vessel” has the meaning given to it in the Shareholders’ Agreement; and

2.1.37.	“Warranties” means the warranties listed in Annexure A;

2.2.	words importing:

2.2.1.	any one gender include the other of masculine, feminine and neuter;

2.2.2.	the singular include the plural and vice versa; and

2.2.3.	natural persons include created entities (corporate or unincorporate) and the state and vice versa;

2.3.	any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time and includes any subordinate legislation made from time to time under such enactment. Any reference to a particular section in an enactment is to that section as at the Signature Date, and as amended or re-enacted from time to time and/or an equivalent measure in an enactment, provided that if as a result of such amendment or re-enactment, the specific requirements of a section referred to in this Agreement are changed, the relevant provision of this Agreement shall be read as if it had also been amended as necessary, without the necessity for a written amendment;

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2.4.	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;

2.5.	when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.6.	if figures are referred to in numerals and in words in this Agreement and if there is any conflict between the two, the words shall prevail;

2.7.	expressions defined in the main body of this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

2.8.	any reference to a day, month or year in this Agreement shall be construed as a Gregorian calendar day, month or year;

2.9.	the use of any expression in this Agreement covering a process available under English law, including winding-up, shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction;

2.10.	if:

2.10.1.	any term is defined in any particular clause in the main body of this Agreement, the term so defined, unless it is clear from the clause in question that the defined term has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

2.10.2.	any term is defined in any annexure to this Agreement, the term so defined, unless it expressly provides in that annexure that the defined term in question shall bear the meaning ascribed to it for all purposes in the annexure and in the main body of this Agreement, will have limited application to that annexure only;

2.10.3.	any annexure to this Agreement contains any rules of interpretation which conflict with the rules of interpretation contained in the main body of this Agreement, the former shall prevail for purposes of the annexure;

2.11.	the discharge or termination of this Agreement shall not affect those provisions of this Agreement which expressly provide that they will operate after such discharge or termination or which of necessity must continue to have effect after such discharge or termination, notwithstanding that the clauses themselves do not expressly provide for this;

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2.12.	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

2.13.	any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such Party is liquidated, or is sequestrated or business rescue proceedings have commenced in respect of such Party, be applicable also to and binding upon that Party’s liquidator, trustee or business rescue practitioner, as the case may be;

2.14.	the words following “other”, “otherwise”, “including”, “in particular”, or any other similar general term or expression shall not:

2.14.1.	be construed as being of the same kind, class or nature with any preceding words; or

2.14.2.	limit the generality of any preceding word/s, if a wider construction is possible;

2.15.	any reference in this Agreement to any other agreement or document shall be construed as a reference to such other agreement or document as at the Signature Date, and as amended from time to time; and

2.16.	terms, acronyms, and phrases not defined and known in general commercial or industry specific practice, shall be interpreted in accordance with their generally accepted meanings.

3.	INTRODUCTION

3.1.	It is recorded and agreed that as at the Signature Date, the issued shares in IVS Bulk are held as follows:

		GSPL	Sankaty	Total
A Shares	number	131 864 435	59 642 500	191 506 935
	percentage	68.86%	31.14%	100%
B Shares	number	2	-	2
	percentage	100%	-	100%

Prefs	number	18 242 775	9 087 225	27 330 000
	percentage	66.75%	33.25%	100%

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3.2.	The Parties have agreed that:

3.2.1.	IVS Bulk shall redeem certain of the Prefs (including all of the Prefs held by Sankaty as at the Signature Date);

3.2.2.	IVS Bulk shall declare and pay the Ordinary Dividend; and

3.2.3.	GSPL shall acquire the Sale Shares from Sankaty for the Sale Consideration, on the basis set out in this Agreement.

4.	FUNDRAISING

4.1.	In order to facilitate GSPL’s purchase of the Sale Shares as contemplated in this Agreement, IVS Bulk shall:

4.1.1.	seek to borrow additional funds under the Loan Facility or from GSPL (in which regard, notwithstanding anything to the contrary in the Shareholders’ Agreement, GSPL may advance funds to IVS Bulk in terms of an interest free, non-convertible loan that is not repayable prior to the finalisation of the transactions contemplated in this Agreement; provided, however, that if either the First Closing or the Second Closing does not occur, IVS shall immediately repay such advanced funds to GSPL (without any prepayment penalty or other fees) in full satisfaction of such loan agreement); and

4.1.2.	once CACIB Singapore has provided written confirmation that IVS Bulk can borrow additional funds under the Loan Facility, or GSPL has agreed to advance funds to IVS Bulk as contemplated in clause 4.1.1, IVS Bulk shall, taking into account such additional funds and such other funds as IVS Bulk has available, notify GSPL and Sankaty in writing (“IVS Bulk Confirmation”):

4.1.2.1.	that the Pref Redemption can be effected; and

4.1.2.2.	as to the ordinary dividend that IVS Bulk can declare and pay in respect of the A Shares (“Ordinary Dividend”).

4.2.	GSPL shall, within 3 (three) Business Days of receipt of the IVS Bulk Confirmation, notify Sankaty and IVS Bulk in writing if the amounts referred to in the IVS Bulk Confirmation will be sufficient to allow GSPL (also utilising its own funds) to purchase the Sale Shares as contemplated in this Agreement (a positive confirmation in that regard constituting the “GSPL Confirmation”).

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4.3.	If GSPL has not issued the GSPL Confirmation by the Longstop Date, IVS Bulk shall sell such Vessels as are necessary for it to increase the Ordinary Dividend and allow GSPL to issue the GSPL Confirmation. If GSPL has not issued the GSPL Confirmation within 90 (ninety) days following the Longstop Date, this Agreement (and the obligations of the Parties hereunder) shall automatically terminate and have no further force and effect.

4.4.	The Vessel sale process contemplated in clause 4.3 shall, mutatis mutandis, follow the process set out in clause 12 of the Shareholders’ Agreement, save that:

4.4.1.	not all of the Vessels need be sold; and

4.4.2.	the proceeds of the sales of Vessels shall all be applied by IVS Bulk in declaring and paying the Ordinary Dividend.

5.	FIRST CLOSING MEETING

5.1.	Subject to clauses 5.4 and 5.5, at 14h00 (Singapore time) on the First Closing Date, duly authorised representatives or agents of each of the Parties shall meet at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763, or on such other time and at such other place as the Parties may agree in writing (“First Closing Meeting”).

5.2.	At the First Closing Meeting:

5.2.1.	GSPL and Sankaty (as collectively the holders of all the Prefs) shall deliver to IVS Bulk consent to short notice for the redemption of the relevant Prefs in terms of the Pref Redemption, executed by GSPL and Sankaty respectively;

5.2.2.	Sankaty shall deliver to IVS Bulk the original share certificate/s for the 9 087 225 (nine million eighty seven thousand two hundred and twenty five) Prefs held by Sankaty and that that are to be redeemed in terms of the Pref Redemption;

5.2.3.	GSPL shall deliver to IVS Bulk the original share certificate/s for the 18 242 775 (eighteen million two hundred and forty two thousand seven hundred and seventy five) Prefs held by GSPL that are to be redeemed in terms of the Pref Redemption;

5.2.4.	IVS Bulk shall table the IVS Bulk Redemption and Dividend Documents;

5.2.5.	IVS Bulk shall:

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5.2.5.1.	effect the Pref Redemption by making all necessary filings with the Accounting and Corporate Regulatory Authority of Singapore with respect to the Pref Redemption, deliver an updated electronic register of members of IVS Bulk reflecting that the Pref Redemption has been effected, with GSPL and Sankaty (as collectively the holders of all the Prefs) hereby irrevocably and entirely waiving the notice period that would otherwise be required for such redemption in terms of the constitution of IVS Bulk, and make payment to GSPL and Sankaty in accordance with their respective holdings of Pref Shares; and

5.2.5.2.	declare the Ordinary Divided, and make payment thereof to GSPL and Sankaty in accordance with their respective holdings of A Shares,

in each case on the basis set out in the IVS Bulk Confirmation (including any increase in the amount of the Ordinary Dividend as contemplated in clause 4.3, if applicable); and

5.2.6.	IVS Bulk shall cancel the shares certificates referred to in clauses 5.2.2 and 5.2.3.

5.3.	The amounts that are due to each of GSPL and Sankaty, in terms of the Pref Redemption and the Ordinary Divided, shall be paid by IVS Bulk into the GSPL Account and the Sankaty Account respectively.

5.4.	The First Closing Meeting may be conducted entirely by electronic communication or one or all of the Parties may participate in the First Closing Meeting by electronic communication.

5.5.	The Parties may, by written agreement, dispense with the First Closing Meeting and ensure that the documents and payments referred to in clause 5.2 are exchanged and made in such other manner as the Parties may agree in writing.

6.	SECOND CLOSING MEETING

6.1.	The Sale Shares are hereby sold by Sankaty to GSPL, with effect from the Second Closing Date and provided that the Sale Consideration is paid.

6.2.	Subject to clauses 6.4 and 6.5, at 14h00 (Singapore time) on the Second Closing Date, duly authorised representatives or agents of each of the Parties shall meet at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763, or on such other time and at such other place as the Parties may agree in writing (“Second Closing Meeting”).

6.3.	At the Second Closing Meeting:

6.3.1.	IVS Bulk shall deliver the IVS Bulk Delivery Documents to GSPL;

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6.3.2.	Sankaty shall table the Sankaty Delivery Documents but not release them to GSPL;

6.3.3.	provided that GSPL has received into the GSPL Account its share of the proceeds of the Pref Redemption and the Ordinary Dividend, GSPL shall deliver to Sankaty proof that irrevocable instructions have been given for the payment of the Sale Consideration into the Sankaty Account;

6.3.4.	or as soon as Sankaty has received the Sale Consideration into the Sankaty Account, Sankaty shall release the Sankaty Delivery Documents to GSPL; and

6.3.5.	as soon as Sankaty has released the Sankaty Delivery Documents to GSPL, IVS Bulk shall issue to GSPL share certificates in respect of the Sale Shares and affix the common seal of IVS Bulk (in accordance with the constitution of IVS Bulk) onto the share certificates.

6.4.	The Second Closing Meeting may be conducted entirely by electronic communication or one or all of the Parties may participate in the Second Closing Meeting by electronic communication.

6.5.	The Parties may, by written agreement, dispense with the Second Closing Meeting and ensure that the documents and payments referred to in clause 6.3 are exchanged and made in such other manner as the Parties may agree in writing.

6.6.	The stamp duty in respect of the sale of the Sale Shares shall be paid by IVS Bulk.

7.	PAYMENTS

7.1.	All payments to be made in terms of this Agreement shall be made:

7.1.1.	without any deduction or set-off;

7.1.2.	in immediately cleared and available funds; and

7.1.3.	by way of electronic transfer into the bank account specified in this Agreement for purposes of such payment.

8.	RISK AND BENEFIT

Provided that the Sale Consideration has been received by Sankaty into the Sankaty Account, possession and effective control, and, all risk in and all benefit attaching to the Sale Shares shall be deemed to have passed to GSPL with effect from the Second Closing Date.

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9.	SALE SHARES WARRANTIES

9.1.	Sankaty hereby gives to GSPL the Warranties, and GSPL enters into this Agreement on the strength of those Warranties.

9.2.	Sankaty warrants and represents to GSPL that each of the Warranties is true and accurate in all respects and not misleading as at the Signature Date and shall continue to remain true and accurate in all respects and not misleading at all times subsequent to such date up to and including the Second Closing Date (save, with regard to dates, to the extent specified otherwise in Annexure A).

9.3.	Neither GSPL nor IVS Bulk shall, once all of the transactions contemplated in this Agreement have been fully implemented, have any claim of any nature, actual or contingent, against Sankaty save in respect of a breach of any of the Warranties or the Reciprocal Warranties. Sankaty shall not, once all of the transactions contemplated in this Agreement have been fully implemented, have any claim of any nature, actual or contingent, against IVS Bulk or GSPL, save in respect of a breach of any of the Reciprocal Warranties.

10.	INDEMNITIES

Without prejudice to any of GSPL’s rights arising from any other provision of this Agreement, Sankaty hereby indemnifies and holds GSPL harmless from and against any Losses which GSPL, directly and/or indirectly, may suffer resulting from, arising out of, or relating to a failure of any of the Warranties to be true and accurate in all respects and not misleading.

11.	RECIPROCAL WARRANTIES

11.1.	The Parties warrant and represent to each other that they have taken or caused to be taken all steps, actions and corporate proceedings necessary to cause this Agreement to be binding on themselves. Any Party shall, if requested by any other Party, furnish to the latter sufficient evidence of the authority of the person or persons who shall, on behalf of the Party so requested, take any action or execute any documents required or permitted to be taken or executed by such person under this Agreement.

11.2.	Each Party hereby warrants and represents to and in favour of the other Parties that:

11.2.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

11.2.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

11.2.3.	it is fully aware of and acquainted with the provisions of this Agreement and the meaning and effect of all of such provisions; and

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11.2.4.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not:

11.2.4.1.	contravene any law or regulation to which that Party is subject;

11.2.4.2.	contravene any provision of that Party's constitutional documents; or

11.2.4.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

11.3.	Each of the representations and warranties given by the Parties in terms of this clause 11, shall:

11.3.1.	be a separate warranty and shall in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

11.3.2.	continue and remain in force, notwithstanding the completion of any or all of the transactions contemplated in this Agreement, for a period of thirty six (36) months following the Second Closing Date (and shall thereafter terminate in all respects); and

11.3.3.	prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

11.4.	Each of the Warranties given by Sankaty shall continue and remain in force, notwithstanding the completion of any or all of the transactions contemplated in this Agreement, for a period of thirty six (36) months following the Second Closing Date (and shall thereafter terminate in all respects).

12.	NOTICES

12.1.	The Parties choose as their addresses for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature, the addresses set out below:

12.1.1.	Sankaty

Physical:	Sankaty European Investments III S.Á.R.L.
4 Rue Lou Hemmer L-1748 Luxembourg Luxembourg
Attention:	Myleen Basilio
Email:	mbasilio@baincapital.com

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with a copy (which shall not constitute notice) to:

Bain Capital Credit, Ltd.
Devonshire House, Mayfair Place London W1J 8AJ
United Kingdom Attention: Jessica Yeager
Email: j.yeager@baincapital.com

12.1.2.	GSPL

Physical:	200 Cantonment Road, #03-01 Southpoint, Singapore 089763
E-mail:	yvetteb@grindrodshipping.com
Attention:	Yvette Kingsley-Wilkins

12.1.3.	IVS Bulk

Physical:	200 Cantonment Road, #03-01 Southpoint, Singapore 089763
E-mail:	yvetteb@grindrodshipping.com
Attention:	Yvette Kingsley-Wilkins

12.2.	A notice or communication given in terms of this Agreement shall be valid and effective only if in writing, but it shall be competent to give notice by e-mail.

12.3.	Any Party may by notice to any other Party change its chosen physical or e-mail address to another address, provided that the change shall become effective on the 1st (first) Business Day after the deemed receipt of the notice by the addressee.

12.4.	Any notice to a Party:

12.4.1.	delivered by hand to a responsible person during ordinary business hours at the Party’s chosen physical address shall be deemed to have been received on the day of delivery; or

12.4.2.	sent by e-mail to the Party’s chosen e-mail address, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

12.5.	Notwithstanding anything to the contrary herein contained a written notice actually received by a Party shall be an adequate written notice to it notwithstanding that it was not sent to or delivered at its chosen chosen physical or e-mail address.

13.	ANNOUNCEMENTS AND FILINGS BY GSH

13.1.	It is recorded and agreed that GSH, shall be entitled to make all announcements and filings in relation to this Agreement and any of the transactions in terms thereof, that are required due to the shares of GSH being listed on the NASDAQ Global Select Market (primary listing) and on the main board of the stock exchange operated by JSE Limited (secondary listing).

13.2.	The provisions of this clause 13 constitute a stipulation in favour of GSH capable of acceptance by it at any time. GSH shall be entitled in terms of the Contracts (Rights of Third Parties) Act 1999, to enjoy the benefit of the provisions of this clause 13.

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14.	ASSIGNMENT

No Party may, without the prior written consent of each of the other Parties, assign any of its rights or obligations in terms of this Agreement to any other person.

15.	GOVERNING LAW

15.1.	Notwithstanding the conflict of law principles which might otherwise have governed, this Agreement shall be governed by and interpreted in accordance with the laws of England and Wales.

15.2.	The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement, and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement, including the existence, validity or termination thereof, shall be brought in such courts and each Party hereby irrevocably submits to the jurisdiction of such courts.

16.	WHOLE AGREEMENT, NO AMENDMENT

16.1.	This Agreement, together with the Shareholders’ Agreement, constitute the whole agreement between the Parties relating to the subject matter hereof and supersedes all previous discussions, agreements and/or understandings (whether written or oral), regarding the subject matter hereof.

16.2.	No amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a document signed by the Parties (or in the case of an extension of time, waiver, relaxation or suspension, a document signed by the Party granting such extension, waiver, relaxation or suspension). Any such extension, waiver, relaxation or suspension which is so given or made shall be strictly construed as relating only to the matter in respect of which it was made or given. For the purposes of this clause 16, “signed” shall mean a signature executed by hand on paper containing the document.

16.3.	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement shall operate as an estoppel against a Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party (save as to any extension, waiver or relaxation actually given) thereafter from exercising its rights strictly in accordance with this Agreement.

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16.4.	To the extent permissible by law a Party shall not be bound by any express or implied or tacit term, representation, warranty, promise or the like not recorded in this Agreement, whether it induced the agreement and/or whether it was negligent or not.

17.	SEVERABILITY

Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18.	COSTS

18.1.	Subject to clause 18.2, each Party shall bear its own costs incurred in respect of the negotiation and preparation of this Agreement (including prior drafts and consultations).

18.2.	IVS Bulk shall reimburse Sankaty for its legal costs in respect of the negotiation and preparation of this Agreement (including prior drafts and consultations), upon receipt of invoices evidencing such costs and up to a maximum of US$ 30 000 (thirty thousand United States Dollars).

19.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall together constitute one and the same instrument.

20.	SIGNATURE

The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

[SIGNATURE PAGE TO FOLLOW]

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For:	Sankaty	/s/ Sally Fassler	/s/ Myleen Basilio

Signature:
who warrants that he / she is duly authorised thereto

Name:	Sally Fassler
Date:	7/20/2021	7/21/2021
Place:	Boston MA	Luxembourg

Signature of Witness:	/s/ Megan McCarthy

Name of Witness:	Megan McCarthy

For:	GSPL
/s/Martyn Richard Wade

Signature:
Date:	21 July 2021
Place:	Singapore

Signature of Witness:	/s/ Yvette Renee Kingsley-Wilkins

Name of Witness:	Yvette Renee Kingsley-Wilkins

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For:	IVS Bulk

Signature:
who warrants that he / she is duly authorised thereto

Name:
Date:
Place:

Signature of Witness:

Name of Witness:

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Annexure A      WARRANTIES

1.	SALE SHARES

1.1.	Sankaty is the sole registered and beneficial holder of the Sale Shares.

1.2.	No person, other than GSPL, shall have any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to purchase or otherwise obtain any right in and to the Sale Shares or any part thereof.

1.3.	The Sale Shares are sold to GSPL free of any Encumbrances.

1.4.	Sankaty does not hold, or have any rights in or to, any shares in IVS Bulk other than the Sale Shares.

2.	SANKATY PREFS

2.1.	As at the Signature Date Sankaty is, and until the First Closing Date shall remain, the sole registered and beneficial holder of 9 087 225 (nine million eighty seven thousand two hundred and twenty five) Prefs.

2.2.	No person, other than IVS Bulk, shall have any right whatsoever (whether pursuant to any option, right of first refusal or otherwise) to purchase or otherwise obtain any right in and to the Prefs referred to in paragraph 2.1 of this Annexure A, or any part thereof.

2.3.	The Prefs referred to in paragraph 2.1 of this Annexure A are free of any Encumbrances.

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